Exhibit 12.1

UAL Corporation and Subsidiary Companies

Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended
	March 31

	2002	2001
	(In Millions)
Earnings:

Earnings (loss) before income taxes	$ (795)	$ (489)
Fixed charges, from below	196	230
Undistributed losses of affiliates	3	9
Interest capitalized	(11)	(22)

Earnings (loss)	$ (607)	$ (272)

Fixed charges:

Interest expense	$ 142	$ 129
Portion of rental expense representative
of the interest factor	54	101

Fixed charges	$ 196	$ 230

Ratio of earnings to fixed charges	(a)	(a)

___________

  Earnings were inadequate to cover fixed charges by $803 million in 2002 and $502 million in 2001.

Exhibit 12.2

UAL Corporation and Subsidiary Companies

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

	Three Months Ended
	March 31

	2002	2001
	(In Millions)
Earnings:

Earnings (loss) before income taxes	$ (795)	$ (489)
Fixed charges, from below	200	234
Undistributed losses of affiliates	3	9
Interest capitalized	(11)	(22)

Earnings	$ (603)	$ (268)

Fixed charges:

Interest expense	$ 142	$ 129
Preferred stock dividend requirements	4	4
Portion of rental expense representative
of the interest factor	54	101

Fixed charges	$ 200	$ 234

Ratio of earnings to fixed charges	(a)	(a)

__________

(a) Earnings were inadequate to cover fixed charges and preferred stock dividend requirements by $803 million in 2002 and $502 million in 2001.